EXHIBIT 99.4

Questions and Answers Related To the Acquisition of ALARIS Medical Systems by Cardinal Health

May 19, 2004

Confidential

These Q&As are intended as a reference tool for managers to use with employees or customers. Please do not copy and distribute them to employees or customers.

Note: All media inquiries should be directed to Frank Jepson, corporate vice president, communications and investor relations, who will see that they are properly responded to. Frank can be reached at 858-458-7448.

Employee Communications

When answering employee questions, all personnel must inform the employee that the information provided is being provided by management acting only in its capacity as management of the company. You must make it clear that you are acting only in the capacity of a representative of the company as the employer and not on behalf of any benefit plan or any fiduciary to any benefit plan.

Questions from employees

Tell me more about Cardinal Health.

Cardinal Health is a leading provider of products and services for the health care industry with $57 billion in annual revenues. It has a strong presence in virtually every hospital in the U.S. It ranks number 17 on the Fortune list of the top 500 U.S. corporations.

Headquartered in Dublin, Ohio, Cardinal Health develops, manufactures, packages and markets products for patient care; develops drug delivery technologies; distributes pharmaceuticals, medical-surgical and laboratory supplies; and provides consulting services that improve quality and efficiency in health care.

Cardinal Health has more than 55,000 employees located in 22 countries on 6 continents.

What attracted Cardinal Health to ALARIS?

ALARIS represents an opportunity for Cardinal Health to develop a much more robust product offering in the medication safety marketplace. We have a presence at the patient bedside that complements the role Cardinal Health fills in pharmacies, surgical suites and other major locations within hospitals. Additionally, our sales force and distribution network outside the U.S. will be a major new asset for Cardinal Health, which presently derives less than 10% of its revenues from international markets.

How does the sale help ALARIS? Will it open any new opportunities?

We’re very excited about the opportunities this will bring to ALARIS. Obviously, the depth of our resources and our ability to compete against large global companies will be strengthened considerably given that we will be part of a health care leader with $57 billion in annual revenues. Upon completion of the successful transaction, we should have increased flexibility that additional resources can bring in making strategic investments to grow the medication safety market. Additionally, there will clearly be opportunities to bring a more comprehensive suite of products and services to that market than we could have developed on our own.

What do we anticipate in the way of reactions from our customers?

Many of our customers are already distribution or automation customers of Cardinal Health and we anticipate a very positive reaction. Of course, we will be in close contact with them to explain the reasons for the sale and the benefits that will result.

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How does the Cardinal Health culture align with the ALARIS culture?

The two cultures are very similar. Cardinal Health places great emphasis on ethical behavior, its relationships with customers, on operational excellence and on innovation. Like ALARIS, Cardinal Health understands what it takes to succeed in the global health care market and the essential role every employee holds in the overall success of the company.

How does senior management feel about the decision?

The management team is very enthusiastic about this. This is a terrific way to accelerate ALARIS’ development of the medication safety market and to quicken the flow of new products – we’ll be able to do much more for our customers much faster with Cardinal Health than we might’ve been able to on our own. Dave and the other senior management team members are looking forward to working with the Cardinal Health team.

How much is the company being sold for?

The company is being sold for approximately $2 billion, which includes the assumption of about $350 million of ALARIS debt.

What are the mechanics and timing of the sale?

The sale will occur through a cash tender offer which results in all ALARIS shareholders being offered $22.35 in cash for each share of stock they own. The tender will be followed by a merger in which the holders of the remaining outstanding shares of ALARIS common stock will receive $22.35 per share in cash without interest. We expect the tender offer to commence shortly, with the transaction expected to close by the end of June.

Do employees have to tender their shares?

No, employees are not obligated to tender their shares. The decision as to whether to accept the tender offer is a personal investment decision with respect to which the company cannot provide advice. However, those employees who wish to accept the cash tender offer will need to follow the steps outlined in the tender offer materials that will be mailed to all shareholders shortly following the announcement of the offer. You will receive these tender offer materials if you own ALARIS shares outright or have ALARIS shares in your 401(k) account.

What will happen to my stock options as a result of the sale?

All outstanding options will become fully vested upon the completion of the transaction. The transaction will result at the option holder’s discretion in either: 1. outstanding options being cashed out at the excess, if any, of the per-share cash tender offer price over the strike price of the option, net of applicable withholdings, or 2. the conversion of those options into immediately exercisable options to acquire Cardinal Health common stock, with the conversion ratio calculated in a manner to retain the aggregate built-up value in the AMI options. More detailed information about stock options will be sent to employees who hold them in the coming weeks.

Will the sale have tax consequences for ALARIS employees holding stock or options?

There will be tax consequences for employees holding stock or stock options. If you have any questions or concerns, be sure to consult with a tax advisor.

What will happen to ALARIS stock up to the time the sale is completed?

We expect that ALARIS shares will continue to trade on the New York Stock Exchange until the merger transaction is completed. However, additional information and the potential impact of the transaction on the trading of our shares will be contained in the tender offer materials to be distributed by Cardinal Health.

What types of approvals are necessary for the sale to be completed?

The trade offer will be conditional upon the tendering into the Cardinal Health offer of a majority of the outstanding shares of ALARIS common stock not held by ALARIS’ largest shareholder or by ALARIS’ directors and executive officers. Also required are regulatory approvals and other customary conditions. The boards of both companies have already approved the acquisition. Our majority shareholder has agreed to tender his shares into Cardinal Health’s offer.

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Have all necessary regulatory approvals been obtained?

No. We will work with Cardinal Health to seek these approvals, and do not currently anticipate issues with obtaining such approvals.

Are we likely to receive other offers between now and when the transaction with Cardinal Health is finalized?

We cannot speculate on the actions of others, but the transaction with Cardinal Health has the strong support of our majority shareholder and our board of directors.

Will Dave stay to run the company after the sale?

Dave will continue in his leadership role after the acquisition, reporting to the President and COO of Cardinal Health George Fotiades.

What about other members of senior management?

We expect most members of senior management to continue with the company after the acquisition.

Will the ALARIS headquarters stay in San Diego?

Yes, the headquarters will remain in San Diego, and our operations outside the U.S. will continue to be managed from our headquarters in Basingstoke, U.K.

Where will ALARIS be in the Cardinal Health organizational structure?

Upon completion of the acquisition, ALARIS will become a wholly owned subsidiary of Cardinal Health.

Will we keep our ALARIS name?

Cardinal Health has recently adopted a master branding strategy that positions all products and services under the Cardinal Health name. No decisions have been made concerning what will happen to the ALARIS brand name following the transaction, and no decisions will likely be made until after the transaction is completed. Consequently, we will continue to refer to the company as ALARIS Medical Systems for the time being.

Will anyone at ALARIS lose their job because of the acquisition? Will any ALARIS facilities be closed?

There are no plans for any layoffs or facility closings, nor is there anything urgently driving consolidations. That said, both ALARIS and Cardinal Health are eager to explore the opportunities we see to collaborate across our businesses to provide better products and services – and more value – to customers. Given the nature of our business – which is similar to many parts of Cardinal Health’s businesses and still very distinct – and given our size, our financial strength and our customer commitments, the details around how the integration might affect either company’s operations will take some time.

Remember: We have customer commitments that could keep everyone busy for a long time. It’s important now more than ever to maintain our focus on our customers.

How will decisions about integration be made?

An integration team, with representatives from both ALARIS and Cardinal Health, will be working through integration plans and as you would expect, will look for ways to maximize efficiencies between our two companies. We don’t expect any changes in the immediate future, but we will keep you posted on the integration team’s work. It is important to note that no efforts will be made to implement any integration plans unless and until the transaction is completed. In the meantime, it’s business as usual.

How will the sale impact the company’s business targets for the year?

Our financial goals, marketing objectives and product introduction plans all remain the same – business as usual.

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How will the sale impact salary and benefit policies?

ALARIS’ compensation and benefit programs will remain in place until the sale is completed, and for some time thereafter. Over the longer term, we’ll probably move to the Cardinal Health’s plans, which carry benefits very similar to ALARIS’, including a 401K plan, comprehensive medical, dental and vision benefits. We will keep everyone updated on any transition plans and will be sure employees have plenty of notice for any changes that may occur.

What about paid time off policies?

No change. Workplace-specific policies like vacation time, sick leave, dress code, work hours, etc. are all decisions made by local or business level management at Cardinal Health.

Can we continue with any hiring plans we have in place?

Absolutely. Again: business as usual until we know otherwise.

Will merit increases and bonuses for 2004 be impacted by the sale?

No. We will continue to award merit increases and continue our current bonus structure for 2004. However, our goal is to be more aligned with the rest of Cardinal Health as soon as it makes sense to do so. That opportunity will likely come in Cardinal Health’s fiscal year 2005 – or maybe 2006. Note: Cardinal Health’s fiscal year begins July 1 – rather than January 1, as we have operated, so Cardinal Health’s fiscal year 2005 actually begins on July 1, 2004.

How will the sale impact capital spending planned for 2004?

We do not expect any changes. Business as usual until we know otherwise.

What will be the impact of the acquisition on the company’s relationship with McKesson?

We have no reason to believe this transaction will impact our relationship with McKesson.

Does Cardinal Health have any other operations in the San Diego region?

Yes. The company’s Pyxis products business and automation and information services segment operates from facilities on Torrey View Court. Pyxis was acquired by Cardinal Health in 1996; there are about 1,200 manufacturing, sales, service and administrative employees at that facility. Additionally, the company has pharmaceutical development facilities on Trade Place .

Will Cardinal Health be putting any of its own executives into the ALARIS organization?

There are no plans for that to happen in the immediate future. But, over time, it’s reasonable to expect that employees from both organizations will have opportunities to consider roles throughout Cardinal Health’s business.

When can we start working together with our new Cardinal Health Associates?

Information sharing for the purpose of integration planning is OK – However, it’s important that plans don’t get implemented until after the acquisition is completed. It’s important that information not be shared for the purpose of combining efforts before the transaction is consummated. Further information will follow on what information can be shared. In the meantime, if in doubt, contact the legal department.

How will the sale impact ALARIS operations outside the US?

The Integration Team will also consider international operations and opportunities that our new relationship with Cardinal Health will bring to customers internationally.

Will ALARIS continue to be involved in the civic affairs of San Diego?

Yes, ALARIS will continue to be an important corporate citizen of the San Diego community. Cardinal Health is a very active member of communities where they have employees, and we’re looking forward to learning how they can support our efforts.

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Will major meetings and trade shows scheduled for this year occur as planned?

Yes. Business as usual for now – but over time, we are eager to maximize our exposure and participation at trade shows as part of Cardinal Health.

How soon will we get to meet some of Cardinal Health’s senior management?

We’re expecting President and COO George Fotiades to schedule a visit in the near future.

How can we learn more about Cardinal Health?

Employee meetings will be held in the days ahead, and some brochures are available and other information will be distributed at that time. In the meantime, you can visit their website at www.cardinal.com

Where should employees go with their questions? Will supervisors be adequately informed to answer questions?

As we have done so far, we will widely communicate information as it becomes available via email and bulletin boards. Shortly, HR will also post information at a specific location on our internal websites where you can go at any time to get the latest updates. Once this is established, you may submit questions through ALARISnet and they will be addressed as soon as answers are known. Of course, as is always the case, you may direct your questions to your supervisor or any member of the management team.

What is likely to become of all our efforts to build an ALARIS culture?

We have made significant investments in time, personnel and resources in our culture. We believe that our culture – and our employees’ embrace of the culture – has been a major contributor to our success. Those efforts, which are at the core of our success, will continue after the acquisition.

How will the sale impact research and development programs? Will they be curtailed or redirected?

Cardinal Health views ALARIS as a technology leader and places a high value on the intellectual property developed by our research teams. Significant investments in this area will continue after the acquisition.

How does the SEC’s investigation of Cardinal Health affect the transaction?

We are proceeding with the transaction as planned and do not expect the investigation to affect the transaction. ALARIS will become a very strategic part of Cardinal Health’s medication safety initiatives, and that plan doesn’t change as the company addresses the SEC matter. For background, Cardinal Health announced on May 14 that the SEC had converted an informal inquiry into a formal investigation of certain accounting matters. Cardinal Health has stated that it will respond to the SEC’s ongoing investigation and provide all required information.

Questions from Suppliers

Will my contract be honored as is?

ALARIS will continue to honor all contracts. You will continue to work directly with your buyer, project administrator or Commodity Manager as you always have. We will maintain our emphasis on providing the highest level of service and product quality for our customers while also continuing our partnership with suppliers.

Who can I talk to about my contract after the acquisition?

The commodity manager or buyer you currently deal with.

Will the purchase orders be kept the same?

Other than the changes associated with our longstanding plans for a system conversion (SAP), purchase orders will continue in the usual manner.

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Will my role as a supplier to both companies result in changes to my contacts or to my invoicing?

No changes are envisioned at this time.

Will I be dealing with different people?

Your point of contact will remain the same, with the exception of changes resulting from routine adjustments to our organization and personnel.

Will any new or existing products from either company now be canceled?

We do not expect such cancellations to occur. We have long term commitments to supply our customers with specified products and plan to honor those commitments.

Will there be any changes to our sourcing strategies?

No changes are planned at this time.

Will we continue with our Kanban approach?

Our Kanban method has been very successful and has produced substantial improvements in operational efficiency and customer service. We do not plan to change our replenishment system.

Are there going to be any changes in manufacturing strategies, facilities or locations?

There are no plans to change any of our manufacturing locations or core manufacturing strategies.

Will the sales plan/forecast be changing?

No.

Will the supplier payment method or schedule change?

No.

What is the financial status of Cardinal Health?

They are a Fortune 500 company. Refer to their web site (www.cardinal.com) for more details.

All other questions should be referred to the press release, website: www.cardinal.com, Pat La Londe or Sally Grigoriev. If this is deemed insufficient, commit to get back with them and seek other ALARIS sources for better information.

Except for historical information, all other information made herein consists of forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in ALARIS’ Form 10-K, Form 8-K and Form 10-Q reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the costs, difficulties, and uncertainties related to the integration of acquired businesses, the loss of one or more key customer or supplier relationships or changes to the terms of those relationships, changes in the distribution patterns or reimbursement rates for health-care products and/or services, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic and market conditions. ALARIS undertakes no obligation to update or revise any forward-looking statement.

This announcement is not a recommendation, an offer to purchase, or a solicitation of an offer to sell securities of ALARIS Medical Systems. Cardinal Health has not commenced the tender offer for shares of common stock of ALARIS described herein. At the time the expected offer is commenced, Cardinal Health will file a tender offer statement with the U.S. Securities and Exchange Commission and ALARIS will file a solicitation/recommendation statement with respect to the offer. Investors and ALARIS stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender

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documents) and the related solicitation/recommendation statement because they will contain important information. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all stockholders of ALARIS at no expense to them. These documents will also be available at no charge at the SEC’s website at www.sec.gov.

The statements contained in this memo are being provided to give you an understanding of the proposed acquisition.

The statements contained herein are being provided by management acting only in their capacity as management of the company and by the company acting only in its capacity as an employer, and not by either acting in the capacity as administrator or as a fiduciary of the 401(k) plan or any other benefit plan. As a result, the statements contained herein are not governed by ERISA.

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